SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Empire Commercial & Industrial Corporation, of our report dated November 16, 2010 on our audit of the financial statements of Empire Commercial & Industrial Corporation as of September 30, 2010, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on August 20, 2010 through September 30, 2010, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
November 18, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351